Exhibit 99.CODEETH

EXHIBIT (a)(1)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

APPLICABLE TO

•  Invesco Funds;

•  Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust, including (unless otherwise specifically excluded), their respective series (together with the Invesco Funds, each a “Fund,” and collectively, the “Funds”).

RISK ADDRESSED BY POLICY	Ethics Violations by Principals

RELEVANT LAW & RELATED RESOURCES	• Investment Company Act of 1940; • Sarbanes-Oxley Act of 2002

REVISION DATE	May 2024

EFFECTIVE DATE	June 2024

GLOSSARY

I.	PURPOSE

This Code of Ethics (the “Code”) for the Invesco Funds and series of the Trusts (with each Invesco Fund and series of the Trusts being referred to herein as a “Fund,” and collectively as the “Funds”) applies to each Fund’s Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller or persons performing similar functions (collectively, the “Covered Officers,” each of whom is set forth in Exhibit A to this Code) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

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full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the registrant;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

The Code shall be administered by the Chief Compliance Officer of the respective Funds (the “Chief Compliance Officer”), or his or her delegate. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any waivers1 sought by a Covered Officer must be considered by the Independent Trustees2 of the relevant Fund or Funds. Any question about the application of the Code should be referred to the Funds’ Chief Compliance Officer.

[1]

Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer, as defined in Rule 3b-7 under the Exchange Act, of the registrant.”

[2]	Trustees who are not interested persons (as defined in the Investment Company Act ) of the Funds.

II.	COVERED OFFICERS TO ACT HONESTLY AND CANDIDLY

Each Covered Officer named in Exhibit A to this Code owes a duty to the Funds to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Funds’ policies;

•	observe both the form and spirit of laws and governmental rules and regulations, and accounting standards;

•	adhere to a high standard of business ethics; and

•	place the interests of the Funds and its shareholders before the Covered Officer’s own personal interests.

III.	COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes, or appears to interfere, with the interests of, or his/her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 as amended (“Investment Company Act”), and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” (as defined in the Investment Company Act) of the Funds or the Funds’ investment adviser. The Funds’ and their investment adviser’s and any sub-adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code, unless or until the Chief Compliance Officer determines that any violation of such programs and procedures is also a violation of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Funds and their investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Funds and their investment adviser. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Board of Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Each Covered Officer must:

•	avoid conflicts of interest wherever possible;

•	handle any actual or apparent conflict of interest ethically;

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not use his/her personal influence or personal relationships to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Funds;

•	not cause the Funds to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Funds;

•

not use material non-public knowledge of portfolio transactions made or contemplated for, or actions proposed to be taken by, the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•	as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Chief Compliance Officer.

Each Covered Officer must, at the time of signing this Code, report to the Chief Compliance Officer all affiliations or significant business relationships outside of the Funds and must update the report annually.

Conflict of interest situations should always be approved by the Chief Compliance Officer and communicated to the relevant Fund or Fund’s Board. Any activity or relationship that would present such a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if an immediate member of the Covered Officer’s family living in the same household engages in such an activity or has such a relationship. Examples of these include:

•	service or significant business relationships as a trustee/director on the board of any public or private company;

•	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay or benefit of any immediate family member;

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any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, or any affiliated person thereof; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with Invesco, its subsidiaries, its parent organizations and any affiliates or subsidiaries thereof, such as compensation or equity ownership.

IV.	DISCLOSURE AND COMPLIANCE

Each Covered Officer should:

•	familiarize himself/herself with the disclosure and compliance requirements generally applicable to the Funds;

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not knowingly misrepresent, conceal or omit required disclosures of, or cause others to do the same, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ Trustees and auditors, or to governmental regulators and self-regulatory organizations;

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to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and their investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.	REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

•	upon adoption of the Code (thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Chief Compliance Officer that he/she has received, read and understands the Code;

•	annually thereafter affirm to the Chief Compliance Officer that he/she has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer, other officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Chief Compliance Officer promptly if he/she knows of or suspects any violation of this Code. Failure to do so is itself a violation of this Code.

The Funds will follow these procedures in investigating and enforcing this Code, and in reporting on the Code:

•	the Chief Compliance Officer will take all appropriate action to investigate any potential violation reported to him/her;

•	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a violation will be reported to the relevant Fund’s Audit Committee;

•

if the Independent Trustees of the relevant Funds concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer or other appropriate disciplinary actions;

•	the Independent Trustees of the relevant Funds will be responsible for granting waivers of this Code, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.	OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ investment adviser, principal underwriter or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code unless any provision of this Code conflicts with any applicable federal or state law, in which case the requirements of such law will govern. The Funds’ and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII.	AMENDMENTS

These Procedures have been adopted by the Board, including a majority of the Trustees who are not interested persons (as defined in the Investment Company Act) of the Funds (the “Independent Trustees”). All material amendments to these Procedures must either be approved in advance by the Board and the Independent Trustees or ratified by the Board and the Independent Trustees, as determined by Legal and Compliance upon consultation with counsel to the Funds. Non-material amendments to these Procedures may be made by Legal and Compliance and will be reported to the Compliance Committee, other applicable committee of the Board or to the Board at the next scheduled in-person meeting of the Board.

VIII.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Covered Officers, the Chief Compliance Officer, Independent Trustees of the relevant Fund or Funds and the Independent Trustees’ counsel, the relevant Fund or Funds and those Funds’ counsel and the senior management of the investment adviser and its counsel.

IX.	INTERNAL USE

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

I have read and understand the terms of the above Code. I recognize the responsibilities and obligations incurred by me as a result of my being subject to the Code. I hereby agree to abide by the above Code.

Exhibit A

Persons Covered by this Code of Ethics:

•	Invesco Funds

•	President and Principal Executive Officer – Glenn Brightman

•	Treasurer and Principal Financial Officer – Adrian Deberghes

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Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust

•	President and Principal Executive Officer — Brian Hartigan

•	Treasurer — Kelli Gallegos